UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 9, 2009
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.
On December 9, 2009, Trustmark Corporation (“Trustmark”) redeemed all of the 215,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (no par) liquidation preference $1,000 per share, (the “Preferred Stock”), at a purchase price of $215.0 million plus the final accrued dividend of approximately $716.7 thousand.  The Preferred Stock and a warrant exercisable for 1,647,931 shares of Trustmark common stock were issued to the United States Department of the Treasury (the “Treasury”) on November 21, 2008 under the Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”).

As a result of the redemption of the Preferred Stock, Trustmark will incur a one-time, non-cash charge of approximately $8.2 million, or $0.14 per share, in Trustmark’s fourth quarter financial statements for the unaccreted discount recorded at the date of issuance of the Preferred Stock.

Trustmark intends to seek agreement with the Treasury to repurchase the warrant exercisable for 1,647,931 shares of Trustmark common stock, at its fair market value.  However, there can be no assurance that Trustmark will reach agreement with the Treasury as to a fair market value of the warrant, or that Trustmark will repurchase the warrant.

A copy of the press release announcing the redemption Preferred Stock is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits
99.1	News release dated December 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	December 9, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	News release dated December 9, 2009